Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | September 18, 2018

Notes Linked to the Least Performing of the SPX and RTY Indices

Issuer:	Barclays Bank PLC			Hypothetical Payment at Maturityƚ
Tenor:	Approximately 5 years
Reference Assets:	The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) and the Russell 2000® Index (Bloomberg ticker: “RTY <Index>”) (each, a “Reference Asset”)
Upside Leverage Factor:	1.50
Maximum Return:	[37.00% - 43.00%] The Maximum Return will be determined on the Initial Valuation Date and will not be less than 37.00%.
Minimum Payment at Maturity:	$950.00 per $1,000 principal amount note (subject to Issuer credit risk)
CUSIP / ISIN:	06746XPR8 / US06746XPR88
Initial Level:	For each Reference Asset, its Closing Level on the Initial Valuation Date
Final Level:	For each Reference Asset, its Closing Level on the Final Valuation Date
Initial Valuation Date:	September 25, 2018	Final Valuation Date:	September 25, 2023
Issue Date:	September 28, 2018	Maturity Date:	September 28, 2023

Selected Structure Definition
Payment at Maturity:	If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:

•             If the Return of the Least Performing Reference Asset is greater than or equal to 0.00%, an amount calculated as follows:

$1,000 + ($1,000 x lesser of (a) Return of Least Performing Reference Asset x Upside Leverage Factor and (b) Maximum Return)

•             If the Return of the Least Performing Reference Asset is less than 0.00% but greater than or equal to -5.00%, an amount calculated as follows:

$1,000 + ($1,000 x Return of Least Performing Reference Asset)

•             If the Return of the Least Performing Reference Asset is less than -5.00%, an amount equal to the Minimum Payment at Maturity

If the Return of the Least Performing Reference Asset is negative, you will lose up to 5.00% of the principal amount of your notes.

				Least Performing Reference Asset Return	Payment at Maturity	Total Return on Notesƚ
				40.00%	$1,370.00	37.00%
				30.00%	$1,370.00	37.00%
				24.67%	$1,370.00	37.00%
				20.00%	$1,300.00	30.00%
				10.00%	$1,150.00	15.00%
				5.00%	$1,075.00	7.50%
				0.00%	$1,000.00	0.00%
				-2.50%	$975.00	-2.50%
				-5.00%	$950.00	-5.00%
				-10.00%	$950.00	-5.00%
				-20.00%	$950.00	-5.00%

All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 5, 2018 (the “Pricing Supplement”).  All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement.  In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

The notes are not suitable for all investors.  You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

				-30.00%	$950.00	-5.00%
				-40.00%	$950.00	-5.00%

				*Assuming the Maximum Return is set to 42.00%

Fact Sheet | September 18, 2018

Notes Linked to the Least Performing of the SPX and RTY Indices

Summary Characteristics of the Notes	Summary Risk Considerations

▪      Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 4.35% of the principal amount of the notes, or up to $43.50 per $1,000 principal amount.  Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.

▪      Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $910.00 and $945.70 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.

▪      Potential for Loss of Principal—The terms of the notes provide only for a partial return of principal, which is subject to the credit risk of the Issuer. If the Return of the Least Performing Reference Asset is less than 0.00%, you may lose up to 5.00% of the principal amount of your notes.

▪      Potential Return Limited to the Maximum Return—Your potential return on the notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 1.5, assuming the Maximum Return is set to 37.00%, you would not benefit from any appreciation of the Least Performing Reference Asset beyond a Return of 24.67%, which may be significant.

▪      Payment at Maturity Is Based Solely on the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—Each Final Level and Reference Asset Return will be based solely on the Closing Level of the respective Reference Asset on the Final Valuation Date. Therefore, if the level of any Reference Asset drops on or before the Final Valuation Date, your Payment at Maturity may be significantly less than it would have been had it been linked to the level(s) of such Reference Asset at any time prior to such drop.

▪      Return Linked Only to Least Performing Reference Asset—Your return on the notes will be determined based solely on the performance of the Least Performing Reference Asset, regardless of the performance of the other Reference Asset(s).

▪      Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any a mounts owed to you, including any Payment at Maturity, under the terms of the notes.

▪      U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.

▪      Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.

▪      Conflict of Interest—We and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.

▪      Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.

▪      Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.

Other Information

This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:

https://www.creativeservices.barclays/docs/200007927/06746XPR8.pdf

You may access the index supplement, pros pectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.